Exhibit 8.2

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

February 4, 2004

(213) 229-7000	C 41503-00018

Hall, Kinion & Associates, Inc.

75 Rowland Way, Suite 200

Novato, CA 94945

Ladies and Gentlemen:

We serve as counsel to Hall, Kinion & Associates, Inc., a Delaware corporation (“Hall Kinion”), in connection with the proposed merger (the “Merger”) of Novato Acquisition Corporation (“MergerSub”), a Delaware corporation and a direct, wholly-owned subsidiary of Kforce Inc., a Florida corporation (“Kforce”) with and into Hall Kinion, with Hall Kinion surviving the Merger pursuant to an Agreement and Plan of Merger, dated as of December 2, 2003, by and between Kforce, Hall Kinion and MergerSub, as amended (the “Merger Agreement”). In the Merger, shares of Kforce Common Stock will be issued to the Hall Kinion shareholders in exchange for their hares of Hall Kinion. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings given them in the Merger Agreement.

The Merger is described in a registration statement on Form S-4 (File No. 333-111566) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”). We have reviewed the Proxy Statement/Prospectus which is contained in and made a part of Amendment No. 1 to the Registration Statement (the “Proxy Statement/Prospectus”), and the Appendices thereto, including the Merger Agreement.

In rendering the opinion set forth below, we have relied upon the truth and accuracy of the facts and assumptions stated in the Proxy Statement/Prospectus and in such other documents as we have deemed appropriate. We further assume that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents, (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions, and (iii) the Merger is authorized by and will be effected pursuant to applicable state law.

Hall, Kinion & Associates, Inc.

February 4, 2004

Under the Merger Agreement, it is a condition to the closing of the Merger that Hall Kinion and Kforce each receive an opinion, given on or about the date of the Merger and dated as of the date of the Merger, of Gibson, Dunn & Crutcher LLP and Holland & Knight LLP, respectively (which condition Hall Kinion and Kforce acknowledge is not satisfied by this letter and which condition neither intends to waive), to the effect that the Merger will, based upon certain representations and statements by Hall Kinion and Kforce on or about the date of the Merger and effective as of that time, constitute a reorganization under Section 368(a) of the Internal revenue Code of 1986, as amended.

Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Proxy Statement/Prospectus under the caption “Material United States Federal Income Tax Consequences” to the extent the statements contained therein relate to matters of United States federal income tax law or legal conclusions with respect thereto, and subject to the qualifications, limitations and assumptions contained therein, fairly presents in all material respects the information disclosed therein. No opinion is expressed on any matters other than those specifically referred to herein.

The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name in the Proxy Statement/Prospectus under the caption “Material United States Federal Income Tax Consequences.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP